Exhibit 8

Name of Company	Place of incorporation	Percentage of beneficial interest attributable to the Group
Aircel Digilink India Limited (Notes 1, 2)	India	59%
BFKT (Thailand) Limited (Note 3)	Thailand	49%
Fascel Limited (Notes 1, 2)	India	66%
HCL Network Partnership	Hong Kong	53%
Hutchison 3G HK Limited	Hong Kong	71%
Hutchison 3G Services (HK) Limited	Hong Kong	71%
Hutchison CAT Wireless MultiMedia Limited (formerly known as Tawan Mobile Telecom Company Limited) (Note 3)	Thailand	36%
Hutchison Essar South Limited (formerly known as Barakhamba Sales & Services Limited) (Notes 1, 2)	India	74%
Hutchison Essar Telecom Limited (formerly known as Sterling Cellular Limited) (Note 2)	India	49%
Hutchison Global Communications Limited	Hong Kong	53%
Hutchison GlobalCentre Limited (formerly known as Pretty Skill Limited)	Hong Kong	53%
Hutchison-Management of Telecommunication Services, Limited	Macau	100%
Hutchison Max Telecom Limited (Note 2)	India	49%
Hutchison MultiMedia Services Limited	Hong Kong	53%
Hutchison MultiMedia Services (Thailand) Limited (formerly known as Loxley Pagephone Company Limited)	Thailand	100%
Hutchison Telecom East Limited (formerly known as Usha Martin Telekom Limited) (Notes 1, 2)	India	59%
Hutchison Telecommunications (Hong Kong) Limited	Hong Kong	100%
Hutchison Telecommunications Information Technology (Shenzhen) Limited	China	100%
Hutchison Telecommunications Paraguay S.A.	Paraguay	95%
Hutchison Telecommunication Services Limited (formerly known as Hutchison Telecommunications Retail Services Limited)	Hong Kong	100%
Hutchison Telephone Company Limited	Hong Kong	71%
Hutchison Telephone (Macau) Company Limited	Macau	71%
Hutchison Teleservices Overseas Limited (formerly known as Hutchison Teleservices (BVI) Limited)	British Virgin Islands	100%

Hutchison Teleservices (HK) Limited	Hong Kong	100%
Kasapa Telecom Limited (formerly known as Celltel Limited)	Ghana	80%
Hutchison Telecommunications Lanka (Private) Limited (formerly known as Lanka Cellular Services (Private) Limited)	Sri Lanka	100%
Telecom Investment India Private Limited (Note 2)	India	49%
Union Telecom Limited	Macau	80%
Usha Martin Telematics Limited (Notes 1, 2)	India	79%
Hutchison Global Communications Holdings Limited (formerly named Vanda Systems & Communications Holdings Limited))	Bermuda	53%
Wizdom Technology Limited	China	100%

Note 1: We hold 49% or less of direct equity interest in each of these companies. The percentages disclosed above include our indirect equity interests.

Note 2: The company is a subsidiary company because we, by virtue of its funding or financing arrangement, bear the majority of the economic risks and are entitled to the majority of its rewards on a long term basis from a combination of some of the following factors:

•	our direct and indirect economic shareholdings which results in our holding in some cases more than 50% of the economic interest in the operation;

•	non-voting preference shareholdings with redemption premium features that provides us with additional economic rewards;

•	our sole counter-indemnity to the Hutchison Whampoa group for the guarantees it has solely provided to our non-wholly owned Indian operating businesses disproportionate to our economic interest in these businesses; and

•	commitment to provide financial support for third party shareholders of the operating companies.

Note 3: In addition to our 49.0% and 36.2% beneficial interest in each of BFKT and Hutchison CAT respectively as disclosed above, we also hold call options over 51.0% and 30.3% beneficial interest in each of BFKT and Hutchison CAT, respectively.